Exhibit 99.1



"BUSINESS-ENVIRONMENTAL MATTERS" extracted from pages 42-46 of the Company's Prospectus, dated February 25, 1997.

      The Company's facilities are engaged in activities regulated by extensive federal, state, local and foreign environmental and worker safety and health laws and regulations, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination caused by the release of hazardous substances in the past. In the U.S., such laws include the Federal Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and analogous state laws. The Company uses substantial quantities or substances that are considered hazardous or toxic under federal, state and/or local environmental, worker safety and health laws and regulations. The Company's operations pose a continuing risk of accidental releases of, and worker exposure to, hazardous or toxic substances. There is also a risk that government environmental requirements, or enforcement thereof, may become more stringent in the future and that the Company may be subject to legal proceedings brought by private parties or governmental agencies with respect to environmental matters. Although the Company believes that it is in substantial compliance with applicable requirements of environmental laws, there can be no assurance that some, or all, of the risks discussed under this heading will not result in liabilities that are material to the Company's business, results of operations, financial condition or cash flows.

      The Company's facilities have been used for industrial purposes for a substantial period and, over such time, these facilities have used substances or generated and disposed of wastes which are hazardous. For example, the Company used substantial quantities of polychlorinated biphenyls ("PCBs") at its New Hartford facility through the 1970s. Sites at which the Company's wastes have been allegedly released or otherwise come to be located, and for which the Company currently faces potentially material environmental remediation liabilities, are described below. At December 31, 1996, the Company had total reserves of approximately $3.5 million to cover future costs arising from known environmental liabilities for remediation and operation and maintenance of remediation systems, including costs relating to its own properties and certain sites at which the Company's wastes have allegedly been identified. The Company's actual future expenditures, however, for remediation of environmental conditions existing at its properties and at these other locations cannot be conclusively determined at this time. Furthermore, additional locations at which wastes generated by the Company may have been released or disposed, and of which the Company is currently unaware, may in the future become the subject of remediation for which the Company may be liable, in whole or in part. Accordingly, it is possible that the Company could become subject to environmental liabilities in the future that could result in a material adverse effect on the Company's business, results of operations, financial condition or cash flows.







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      The Company's policy is to continually strive to improve environmental performance. From time to time, the Company may be subject to environmental regulatory enforcement under various statutes, resolution of which typically involves the establishment of compliance programs and may involve the payment of penalties, but to date no material penalties have been incurred. The Company incurred average annual capital expenditures for environmental protection and compliance of less than $220,000 for 1994, 1995 and 1996 and its capital budget provides for less than $150,000 for such expenditures in 1997. The Company does not expect the future recurring operation costs of compliance with currently enacted environmental laws and adopted or proposed regulations to have a material impact on its liquidity and capital resources. However, the imposition of more strict standards or requirements under environmental laws and the possibility of increased enforcement could result in expenditures in excess of amounts estimated to be required for such matters.

      The Company is currently involved in the following potentially material environmental matters or proceedings:

      CLAYVILLE, NEW YORK. The State of New York identified the Company as a potentially responsible party ("PRP") under CERCLA for the release or threatened release of hazardous substances at Ludlow Landfill, Clayville, New York, due to the Company's generation of certain industrial wastes, including PCB wastes, believed to have been disposed at the landfill (the "Site"). CERCLA imposes strict, joint and several liability for investigatory and clean-up costs. The State of New York brought a federal action against Ludlow Sand and Gravel Company, Ludlow Sanitary Landfill, Inc., James Ludlow and Kevin Ludlow (collectively, "Ludlow") under CERCLA, common law nuisance and state statutory law, seeking the recovery of its response costs, damages to natural resources, closure of the landfill and penalties. Ludlow, in turn, brought a third-party action for indemnification and/or contribution against the Company and four other generators of wastes allegedly sent to the Site.

      A consent judgment was entered, resolving the litigation with respect to the Company. Under the terms of the consent judgment, claims against Ludlow, the Company and Chesebrough Pond's (the "Settling Defendants") are settled and the Site is required to be closed and remediated pursuant to an approved remedial plan (the "ARP") as defined in the consent judgment. The Company is obligated under the consent judgment to pay all remediation costs required to implement the ARP in excess of the funds in a trust account established by the Consent Judgment. The trust account has received monies paid by the Settling Defendants as well as a specified percentage of the settlement funds obtained to date from a contribution action brought by the Company and Chesebrough-Pond's against non-settling users of the landfill. The trust account currently has approximately $100,000. Further recovery in the contribution action against the non-settling users is not anticipated to be more than $75,000.







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      The Company has completed the ARP with respect to the main body of the
Site. However, completion of the remedy in one area (the "North Gravel Pit") was delayed because of PCB contamination discovered in the course of excavation in that area. A work plan designed to determine the extent of contamination in the North Gravel Pit and select an appropriate remedial alternative has been approved by the New York State Department of Environmental Conservation ("DEC") but not yet completed by the Company's environmental engineers. In the interim, the Company has assumed its responsibility for onsite treatment of the leachate generated at the project site and subsurface discharge of the treated leachate.

      The cost of the investigative and remedial work which will ultimately be required in the North Gravel Pit cannot be estimated until the investigation specified in the work plan is complete and a remedial alternative is determined. Therefore, it is possible that liabilities in respect of this site could have a material adverse effect on the Company's business, results of operations, financial condition and cash flow. Based upon preliminary information, the Company estimates that the cost will be at least $1.0 million and the Company has provided for this amount in its financial statements.

      The Company will be responsible for the cost of post-closure operation and maintenance ("O&M") at the Site for a period of thirty (30) years, and part of the required O&M activities will include groundwater monitoring. These costs are estimated for the main body of the site to be approximately $150,000 per year in years one and two and approximately $90,000 per year in years three through 30 for a total of $2.8 million. The Company has established a reserve of $1.8 million in respect of these expenses based upon the present value of these expenses using a discount rate of 4%. In addition, there are contingent post-closure activities. It cannot be determined which, if any, of the contingent activities the Company will need to perform.

      UNIVERSAL WASTE SITE. In the mid-1980's, the owners/operators of Universal Waste in Utica, New York (the "Universal Waste Site") were cited by the DEC in a formal enforcement proceeding for cleanup of the site which was allegedly contaminated with PCBs and trichloroethylene. The owner of the Universal Wastes Site requested by motion that the Company be named as an indispensable party to that proceeding. The DEC, however, took the position that the Company should not be named as an indispensable party. The Company believes that at least four other potentially responsible parties have been identified with respect to the contamination at the site. A consent order has been executed obligating the site operator to conduct a preliminary site assessment on a portion of the property. The preliminary site assessment is underway. The DEC is also conducting a separate preliminary site assessment. The Company is presently not involved in investigating the alleged contamination.







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      Based upon the limited information available to its environmental engineers, the Company has established a reserve of $575,000. However, because of the preliminary nature of the investigation, it is not possible, at this time, to provide a reasonable estimate as to the ultimate costs of any investigative or remedial work which will be required, or the Company's share, if any, of such costs. Therefore, it is possible that liabilities could arise in respect of this site that could have a material adverse effect on the Company's business, results of operations, financial condition and cash flows.

      QUANTA RESOURCES SITE. In August 1990, the Company received notification from the United States Environmental Protection Agency (the "EPA") that it is considered a potentially responsible party under CERCLA at a site in Syracuse, New York (the "Quanta Resources Site"). The Company, together with approximately 20 other potentially responsible parties, formalized an agreement by which it paid the sum of $27,500 towards contribution for removal costs of the EPA associated with waste material at the site. The total sum collected (approximately $1 million) was paid directly to the EPA. In September 1996, the Company received notification from the EPA asking the Company to attend another meeting with respect to the site. The EPA requested approximately $200,000 to investigate further removal and cleanup actions. The Company, together with approximately 60 other potentially responsible parties, formalized an agreement by which it paid the sum of $5,000 towards the investigation. The investigation is to be managed by the potentially responsible parties. The extent of additional regulatory action which may be required at the site is unclear. It is not possible, at this time, to provide a reasonable estimate as to the cost of any further investigative or remedial work which will be required or the Company's share, if any, of such costs. Therefore, it is possible that liabilities could arise in respect of this site that could have a material effect on the Company's business, results of operations, financial condition and cash flows.

      AL-TECH SITE. Al-Tech Specialty Steel Corporation ("Al-Tech") occupies a parcel of realty adjacent to the Company's Dunkirk, New York, facility. In 1988, Al-Tech advised the Company that a cooling pond located on its property was contaminated with PCBs. At the time, the Company utilized the pond as a source of non-contact cooling water. The Company conducted a PCB investigation (including sampling) of its facilities. The Company's investigation did not indicate any connection between contamination in the pond and the Company's operations. A recent edition of an Al-Tech newsletter indicated that Al-Tech has retained a consultant to conduct an RCRA Facility Investigation ("RFI") at its facility in Dunkirk, New York to determine whether or not chemical constituents, from past and present activities at the site, have impacted the environment. The Company has no other information on which to estimate reasonably the cost of further investigative or remedial work at the Al-Tech site, or the Company's share, if any, of such costs. Depending on the development of any information connecting the Company to this site, it is possible that liabilities could arise in respect of this site that could have a






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material adverse effect on the Company's business, results of operations, financial condition and cash flows.

      NEW HARTFORD SITE. In 1986, the DEC approved the Company's plan for the closure of a waste impoundment containing spent acid waste at its New Hartford facility. The impoundment is now maintained pursuant to the RCRA Corrective Action Program. In September 1993 the Company submitted a Voluntary RCRA Facility Investigation Report to the DEC to monitor ground water for metals in the area of the Company's waste impoundment. Based on test results from the spring of 1994 to the spring of 1996, it appears that further remediation may not be necessary, and the Company does not believe that it will incur any material liability in connection with this matter. The Company will continue to perform groundwater monitoring at the site pursuant to the RCRA Corrective Action Program. Depending on the results, it is possible that further investigative or remedial activity could be required in respect of this matter and that the liabilities in respect thereof could have a material effect on the Company's business, results of operations, financial condition and cash flows.

      NEW HARTFORD SPDES PERMIT ISSUE. One outfall out of five permitted under the Company's State Pollution Discharge Elimination System permit at its New Hartford facility has been out of compliance from time to time with respect to PCB limits. The current limit for PCBs in the Company's permit is .5 parts per billion. The Company had certain sections of its sewers jet-cleaned during the summer of 1996 to reduce or eliminate further incidences of noncompliance. The DEC has notified the Company that sampling in aquatic organisms downstream from the Company's outfall revealed higher than acceptable levels of PCBs. The DEC has notified the Company that it plans to modify the Company's permit which may require the Company to install end-of-pipe treatment for PCBs. The DEC has indicated that the limit for PCBs could be .3 parts per billion, or possibly a lower level depending upon the capabilities of new pollution control equipment to be installed. The Company met the .3 parts per billion limit six out of twelve months in 1995 and nine out of twelve months in 1996. The Company has obtained a preliminary estimate of $120,000 to install additional storm water treatment equipment designed to consistently meet the proposed DEC limits. Although the Company cannot at this time provide a reasonable estimate of any additional costs that may be required, the Company does not believe it will incur any material liability in connection with this matter.

      ANN ARBOR EPCRA VIOLATION COMPLAINT. In early December, 1996, the Company received a Notice of Intent to File Civil Administrative Complaint from the EPA. In the notice, EPA stated its intent to commence an administrative proceeding against the Company under the Emergency Planning and Community Right to Know Act based upon the alleged failure of the Company's Ann Arbor, Michigan facility to timely file with EPA certain forms disclosing the amount and type of silver used at the facility for the years 1991 and 1992. EPA invited the Company to provide EPA






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with information relating to the alleged offense. The Company intends to avail itself of this opportunity. The Company has not yet been informed of the amount of the civil penalty or the nature of the corrective work which EPA intends to seek in this matter but the Company does not expect the penalty or the costs of the corrective work to be a material amount.

      OTHER MATTERS. The Company is on notice of, and involved in, certain other environmental matters which have been settled or are at various stages of discussion, negotiation or settlement which the Company does not believe to be material.